ANNEX H - LETTER ON BEHALF OF INDEPENDENT DIRECTOR DATED MAY 2, 2000






                      [LETTERHEAD OF O'MELVENY & MYERS LLP]


May 2, 2000
                                                 OUR FILE NUMBER
                                                 837890-2

                                                 WRITER'S DIRECT DIAL
                                                 212-326-2084

                                                 WRITER'S E-MAIL ADDRESS
                                                 jrosen@omm.com
Mr. Carl C. Icahn
767 Fifth Avenue
New York, New York 10153

                  Re:  Stratosphere

Dear Mr. Icahn:

         As you know, Judge Jerome M. Becker has been named the sole member of a special committee of the Board of Directors of Stratosphere Corporation ("Stratosphere") and charged with evaluating and negotiating, if appropriate, any business combination or similar going private transaction between Stratosphere and its majority shareholders and their affiliates. In such capacity, Judge Becker has retained the undersigned as his counsel and Raymond James & Associates, Inc. as his financial advisor.

         Raymond James has conducted an extensive financial analysis of Stratosphere and its assets and prospects and Judge Becker has visited the facilities and met on numerous occasions with representatives of Raymond James and the undersigned. Raymond James has prepared various valuation analyses and advised Judge Becker of the range of values into which they believe Stratosphere and its property falls. Raymond James would, as I understand it, likely be prepared to render a fairness opinion on a transaction within that range of values.

         Judge Becker is in receipt of your letter of April 25, 2000 proposing a merger transaction at a valuation of $90 million and has asked me to respond to that letter on his behalf. Accordingly, I am writing to advise you that your proposal is substantially below the lower end of the range arrived at by Raymond James and does not form the basis for a deal to which Judge Becker can agree in his capacity as the special committee.

Mr. Carl C. Icahn, May 2, 2000 - Page 2



         He and I would be prepared to meet with you to discuss this further and explore whether there is a basis for proceeding if you feel that that would be useful or appropriate.

                                                     Very truly yours,

                                                     /s/ Jeffrey J. Rosen
                                                     Jeffrey J. Rosen
                                                     of O'MELVENY & MYERS LLP

JJR:ag
cc:  David Smith - Raymond James
       Judge Jerome M. Becker